DUPONT

TO:	Matthias Heinzel
FROM:	Marc Doyle
SUBJECT:	Special Retention Award - CONFIDENTIAL
DATE:	May 28, 2019

Please note, this letter replaces the letter provided to you on April 22, 2019.

I am pleased to inform you that in consideration for your agreement to remain actively employed with the company, you will receive a special award (gross cash) totaling **1,500,000 EUR paid in two installments**:

- 750,000 EUR May 1, 2020
- 750,000 EUR May 1, 2021

The installments will be paid promptly after the dates above, and will be subject to withholding of all applicable taxes. The retention bonus payment will be in addition to all other forms of compensation (such as base pay and other variable pay). This award is considered special compensation and will not be benefit bearing for purposes of any of DuPont employee benefit programs.

Payment of the awards is contingent on active employment on these dates. If any of the following occur, no further payments will be made under this plan:

a) You voluntarily terminate your employment, or
b) You are terminated for cause.

You acknowledge and agree that this is not a contract of employment, nor should it be construed as such. You remain an at-will employee of the company and you may terminate your employment at any time with or without cause or notice, and the company may do the same. If you are involuntarily terminated for a reason other than cause, the payments will be paid upon termination.

I look forward to your continued contributions and strong leadership.

Agreed and Accepted:

M. Heinzel
Matthias Heinzel
5/28/2019
Date

[signature]
Marc Doyle
5/28/2019
Date